UNDERWRITING AGREEMENT


     This UNDERWRITING AGREEMENT ("Agreement"), made this ___ day of February, 2005, by and between Morgan Keegan Select Fund, Inc., a Maryland corporation (the "Fund") and Morgan Keegan & Company, Inc., a Tennessee corporation (the "Distributor"):

     WHEREAS, the Fund is registered with the Securities and Exchange Commission as an open-end, diversified investment company under the Investment Company Act of 1940, as amended (the "1940 Act") and has registered its shares of common stock for sale to the public under the Securities Act of 1933, as amended (the "1933 Act"), and has qualified its shares in accordance with the provisions of various state securities laws; and

     WHEREAS, the Fund intends to offer for public sale three distinct series of shares of common stock, which have been designated Morgan Keegan Intermediate Bond Fund, Morgan Keegan High Income Fund, and Morgan Keegan Short Term Bond Fund (each a "Portfolio"); and

     WHEREAS, the Fund has adopted distribution plans pursuant to Rule 12b-1 for the shares of each Portfolio; and

     WHEREAS, the Fund wishes to retain the Distributor as the principal underwriter in connection with the offering and sale of the shares of each Portfolio as now exists and as may hereafter may be established (the "Shares") and to furnish certain other services to the Fund as specified in this Agreement; and

     WHEREAS, this Agreement has been approved by a vote of the Board of Directors of the Fund (the "Board") and certain disinterested directors in conformity with paragraph (b)(2) of Rule 12b-1 under the 1940 Act, as well as by the disinterested directors in conformity with Section 15(c) of the 1940 Act; and

     WHEREAS, the Distributor is willing to act as principal underwriter and to furnish such services on the terms and conditions hereinafter set forth;

     NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, it is agreed as follows:

     1. The Fund hereby appoints the Distributor as principal underwriter in connection with the offering and sale of the Shares, and of all classes now or hereafter created, on its behalf during the term of this Agreement. The Fund authorizes the Distributor, as exclusive agent for the Fund, subject to applicable federal and state law and the Articles of Incorporation and By-laws of the Fund: (a) to promote the Fund; (b) to solicit orders for the purchase of the Shares of subject to such terms and conditions as the Fund may specify; and
(c) to accept orders for the purchase of the Shares on behalf of the applicable Portfolio. The Distributor shall comply with all applicable federal and state laws and offer the Shares on an agency or "best efforts" basis under which the Fund shall issue only such Shares as are actually sold.

     2. The public offering price of the Shares shall be the net asset value per share (as determined by the Fund) of the outstanding Shares, plus the applicable sales charge, if any, determined as set forth in the Registration Statement. The Fund shall furnish the Distributor with a statement of each computation of net asset value and of the details entering into such computation.

     3. The sales charge, if any, set forth in the Fund's Registration Statement shall constitute compensation of the Distributor. As additional compensation for the services performed and the expenses assumed by the Distributor under this Agreement, including, but not limited to, any commissions paid for sales of the Shares, the Distributor shall receive from each Portfolio, as promptly as possible after the last day of each month, a service fee and a distribution fee, as applicable, each calculated daily pursuant to the applicable distribution plan. The first payment of the service and distribution fees shall be made as promptly as possible at the end of the month next succeeding the effective date of this Agreement, and shall include a full payment of the fees due the Distributor for all shareholder and distribution services prior to that date. If this Agreement is terminated as of any date not the last day of a month, such fees shall be paid as promptly as possible after such date of termination, shall be based on the average daily net assets of each Portfolio in that period from the beginning of such month to such date of termination, and shall be that proportion of such average daily net assets as the number of business days in such period bears to the number of business days in such month. The average daily net assets of each Portfolio shall in all cases be based only on business days and be computed as of the time of the regular close of business of the New York Stock Exchange, or such other time as may be determined by the Board. Each such payment shall be accompanied by a report of the Fund prepared either by the Fund or by a reputable firm of independent accountants which shall show the amount properly payable to the Distributor under this Agreement and the detailed computation thereof.

     4. As used in this Agreement, the term "Registration Statement" shall mean the registration statement regarding the Portfolios most recently filed by the Fund with the Securities and Exchange Commission and effective under the 1933 Act, as such Registration Statement is amended at the time in effect, and the terms "Prospectus" and "Statement of Additional Information" shall mean the forms of prospectus and statement of additional information, respectively, filed by the Fund as part of the Registration Statement.

     5. The Distributor, at no expense to the Fund, shall print and distribute to prospective investors, the Prospectus and Statement of Additional Information, and may print and distribute such other sales literature, reports, forms and advertisements in connection with the sale of the Shares as comply with the applicable provisions of federal and state law. In connection with such sales and offers of sale, the Distributor shall only give such information and make only such statements or representations as are contained in the Prospectus or Statement of Additional Information or in information furnished in writing to the Distributor by the Fund, and the Fund shall not be responsible in any way for any other information, statements or representations given or made by the Distributor or its representatives or agents. Except as specifically provided in this Agreement, the Fund shall bear none of the expenses of the Distributor in connection with its offer and sale of the Shares.

     6. The Fund agrees at its own expense to register the Shares under the 1933 Act, as amended, and under the securities laws of such states and jurisdictions as the Distributor of the Fund shall agree, and to prepare and file from time to time such Prospectuses and Statements of Additional Information, amendments, reports and other documents as may be necessary to maintain the Registration Statement. The Fund shall bear all expenses related to preparing and typesetting such Prospectuses and other materials required by law and such other expenses, including printing and mailing expenses, related to the Fund's communications with persons who are shareholders of the Fund.

     7. The Fund agrees to indemnify, defend and hold the Distributor, its several officers and directors, and any person who controls the Distributor within the meaning of Section 15 of the 1933 Act, free and harmless from and against any and all claims, demands, liabilities and expenses (including the cost of investigating or defending such claims, demands or liabilities and any counsel fees incurred in connection therewith) which the Distributor, its officers or directors, or any such controlling person may incur, under the 1933 Act or under common law or otherwise, arising out of or based upon any alleged untrue statement of a material fact contained in the Registration Statement or arising out of or based upon any alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, provided, however, that the Fund shall not indemnify or defend such persons or hold them harmless with respect to any claims, demands, or liabilities based on information provided to the Fund by the Distributor; and provided further that this indemnification provision shall not inure to the benefit of any person who is an officer or director of the Fund or who controls the Fund within the meaning of Section 15 of the 1933 Act, as amended, unless a court of competent jurisdiction shall determine, or it shall have been determined by controlling precedent, that such result would not be against public policy as expressed in the 1933 Act, as amended, and further provided that in no event shall anything contained in this Agreement be construed so as to protect the Distributor against any liability to the Fund or its shareholders to which the Distributor would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of its duties, or by reason of its reckless disregard of its obligations and duties under this Agreement.

     8. The Distributor agrees to indemnify, defend and hold the Fund, its several officers and directors, and any person who controls the Fund within the meaning of Section 15 of the 1933 Act, free and harmless from and against any and all claims, demands, liabilities and expenses (including the cost of investigating or defending such claims, demands or liabilities and any counsel fees incurred in connection therewith) which the Fund, its officers or directors, or any such controlling person may incur, under the 1933 Act or under common law or otherwise, arising out of or based upon any alleged untrue statement of a material fact contained in information furnished in writing by the Distributor to the Fund for use in the Registration Statement or arising out of or based upon any alleged omission by the Distributor to state a material fact in connection with such information required to be stated in the Registration Statement or necessary to make such information not misleading.

     9. The Fund reserves the right at any time to withdraw any or all offerings of the Shares by written notice to the Distributor at its principal office.

     10. The Fund shall not issue certificates representing the Shares unless requested by a shareholder. If such request is transmitted through the Distributor, the Fund will cause certificates evidencing the Shares owned to be issued in such names and denominations as the Distributor shall from time to time direct, provided that no certificates shall be issued for fractional Shares.

     11. The Distributor may at its sole discretion repurchase Shares offered for sale by the shareholders. Repurchase of Shares by the Distributor shall be at the net asset value next determined after a repurchase order has been received. The Distributor will receive no commission or other remuneration for repurchasing Shares other than the fees set forth in paragraph 3 hereof. At the end of each business day, the Distributor shall notify by telex or in writing to the Fund and State Street Bank & Trust Company, the Fund's custodian, of the orders for repurchase of Shares received by the Distributor since the last such report, the amount to be paid for such Shares, and the identity of the shareholders offering Shares for repurchase. Upon such notice, the Fund shall pay the Distributor such amounts as are required by the Distributor for the repurchase of such Shares in cash or in the form of a credit against moneys due the Fund from the Distributor as proceeds from the sale of Shares. The Fund reserves the right to suspend such repurchase right upon written notice to the Distributor. The Distributor further agrees to act as agent for the Fund to receive and transmit promptly to the Fund's transfer agent shareholder requests for redemption of Shares.

     12. The Distributor is an independent contractor and shall be an agent for the Fund only with respect to the sale and redemption of the Shares.

     13. The Distributor represents and warrants that it is a broker-dealer duly registered under the Securities Act of 1934 and applicable state securities laws, that it is a member of the National Association of Securities Dealers and has all licenses required to engage in the business it undertakes in this Agreement to carry out. Additionally the Distributor represents and warrants that it will notify the Fund promptly if any such registration, membership or license is suspended, revoked, withdrawn or allowed to lapse.

     14. The services of the Distributor to the Fund under this Agreement are not to be deemed exclusive, and the Distributor shall be free to render similar services or other services to others so long as its services hereunder are not impaired thereby.

     15. The Distributor shall prepare reports for the Board on a quarterly basis showing such information concerning expenditures related to this Agreement as from time to time shall be reasonably requested by the Board.

     16. As used in this Agreement, the terms "securities" and "net assets" shall have the meanings ascribed to them in the Articles of Incorporation of the Fund.

     17. This Agreement will remain in effect for one year from the date of its execution and from year to year thereafter, provided that such continuance is specifically approved, at least annually: (i) by the Board or by vote of a majority of the outstanding voting securities of the Fund, (ii) by a vote of a majority of those members of the Board who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval; and (iii) by vote of a majority of those members of the Board who are not interested persons of the Fund and who have no direct or indirect financial interest in this Agreement or in the Plan (the "Independent Directors"). Notwithstanding the foregoing, this Agreement may be terminated at any time by the Fund without penalty, on 60 days' written notice to the Distributor, by vote of the Board, by vote of a majority of the Independent Directors, or by a vote of a majority of the outstanding voting securities of the Fund. This Agreement may be terminated by the Distributor at any time, without the payment of any penalty, upon 60 days' written notice to the Fund. This Agreement will automatically and immediately terminate in the event of its assignment. As used in this Agreement, the terms "majority of the outstanding voting securities," "interested person" and "assignment" shall have the same meaning as such terms have in the 1940 Act.

     IN WITNESS WHEREOF, the parties hereto caused this Agreement to be executed by their officers thereunto duly authorized.

Attest:                                          MORGAN KEEGAN SELECT FUND, INC.


By:  /s/ Linda Harwood                           By:  /s/ Charles D. Maxwell
     ------------------------                         ----------------------
                                                      Secretary

Attest:                                          MORGAN KEEGAN & COMPANY, INC.


By:  /s/ Linda Harwood                           By:  /s/ Charles D. Maxwell
     ------------------------                         ----------------------
                                                      Managing Director